Exhibit 10.5

CONFIDENTIAL

Execution Version

TECHNOLOGY AND SERVICES AGREEMENT

This Technology and Services Agreement (the “Agreement”) is entered into as of the date of the last signature to it and is effective as of October 25th 2022 (“Effective Date”) between Intel Corporation, a company established and existing under the laws of Delaware and the United States (“Intel”), and Mobileye Vision Technologies Ltd., a company established and existing under the laws of the State of Israel (“Mobileye”). Intel and Mobileye are each referred to in this Agreement as a “party” and, collectively, the “parties.”

BACKGROUND

The parties contemplate that Mobileye Global Inc., the indirect parent of Mobileye, will make an initial public offering of its Class A common stock pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended.

After this initial public offering, the parties will continue to collaborate on technical development projects under the terms of this Agreement. Intel will also provide additional services to Mobileye and its Affiliates, including for payment.

This Agreement provides a framework for, and describes how the parties will allocate ownership of new technology resulting from, these technical development projects and services. It will replace the Mobileye and Intel Development and Reimbursement Agreement dated 3 December 2018 (“DRA”) which will be terminated by separate agreement executed on or around the date of execution of this Agreement. Projects for development and manufacturing relating to LiDAR will be done by the parties solely under the LiDAR Product Collaboration Agreement, executed on or around the date of execution of this Agreement (“LiDAR Product Collaboration Agreement”).

Mobileye and its Affiliates also have hired certain former Intel radar engineers. Intel is licensing intellectual property rights to certain radar technology, including the rights to certain technology created by those engineers, to Mobileye to allow Mobileye to work on Mobileye Sensor Products as detailed herein.

ATTACHMENTS

The following attachments are incorporated into this Agreement.

Schedule 1Definitions

Exhibit ASOW Template

Exhibit BInvention Tracking Document Information

Exhibit CIntel Lidar and Radar Technology

Exhibit DIntel Fundamental Technology Areas

Exhibit ELidar and Radar Patents

Exhibit FPatent Litigation Defense Assistance

Exhibit GRadar Patents

Exhibit HBSR Specification

AGREEMENT

The parties agree as follows:

1.	Definitions. Capitalized terms used in this Agreement not otherwise defined above or in Sections 2 to 18 below, are defined in Schedule 1.
2.	Collaborative Work and Services.
2.1.

Collaborative work. The parties will describe the collaborative projects in one or more mutually agreed statements of work, which must be signed by the authorized representatives of each party, and substantially in the form of Exhibit A.

2.2.

Services. The SOW will also include the Services and Deliverables to be provided by each party. Intel also may license software or loan hardware related to the Services to Mobileye and its Affiliates under separate written agreements.

2.3.	Performance Standards. Each party will use Reasonable Efforts to perform the work and complete their obligations under all SOWs according to prescribed milestones or other time schedules in each SOW.
2.4.

Third-Party Licenses for Services. If a party is required to license third-party technology to perform its Services, it will use Reasonable Efforts to obtain such third-party licenses. The party receiving those Services will reimburse the licensing party for any costs and expenses for those third-party licenses that are agreed between the parties. A party is not required to perform Services to the extent that it is unable to acquire any necessary third-party licenses using Reasonable Efforts or if reimbursement of the costs and expenses for the necessary third party license has not been agreed by the parties.

2.5.	Third Party Licenses.
2.5.1.

Mobileye acknowledges Intel is not providing Mobileye with a right to use or a license to third-party Technology under this Agreement, unless specified in an SOW, and that it is Mobileye’s responsibility to obtain appropriate licenses or agreements from third parties directly for its use.

2.5.2.

Notwithstanding Section 2.5.1 and Section 2.4, Intel may from time to time have in place agreements with third party licensors that allow its Subsidiaries to use the licensed Technology at no additional cost to Intel, and Intel may make such third-party licensed Technology available to Mobileye (so long as Mobileye is an Intel Subsidiary) for the purposes of this Agreement.

2.6.

Third Party License Compliance. If Intel provides third-party licensed Technology, Mobileye will comply with the third-party license requirements. Mobileye will execute separate agreements as necessary to comply with such third-party licenses.

2.7.	Facility Access. Each party will grant, and cause its Affiliates to grant, (in each case, in its sole discretion), the other party reasonable access to their facilities that are reasonably necessary for the performance of the other party’s obligations under this Agreement.

2.8.

Personnel. Each party has sole discretion in hiring and assigning its Personnel. Prior to performing any work in connection with this Agreement, all Personnel must sign a confidentiality agreement at least as restrictive as the CNDA. Each party is responsible for:

2.8.1.	the acts and omissions of its Personnel while performing work in connection with this Agreement, including any unauthorized use or disclosure of Confidential Information;
2.8.2.	compensating its Personnel;
2.8.3.	supervising the performance of its Personnel; and
2.8.4.	ensuring that its Personnel abide by all facility policies and procedures of the other party.
2.9.	Subcontractors.
2.9.1.	Each party may permit its subcontractors (including OEMs) and agents (provided they are bound by equivalent confidentiality undertakings) to:
(a)	do work on its behalf under this Agreement; and
(b)	exercise, on its behalf, its rights under any license granted under this Agreement.
2.9.2.	Each party will remain responsible for all acts and omissions of its subcontractors and agents as if they were its own.
2.10.	Intel Aligned Employees.
2.10.1.	The Intel Aligned Employees may perform work for Mobileye under an SOW, and the costs of the Intel Aligned Employees will be paid for in accordance with the provisions agreed in an SOW.
2.10.2.

For the purposes of allocation of new Project IPR under Section 5 of this Agreement, Intel Aligned Employee-Created Technology (as defined in this Section 2.10) will be deemed to have been Created by Mobileye. For all other purposes (such as, work not done under an SOW, continued employment, compensation, and benefits, etc.), Intel Aligned Employees are Intel Personnel.

2.10.3.

To effectuate the allocation of Project IPR as set forth in this Section 2.10, Intel, on behalf of itself and its Intel Aligned Employees hereby assigns and agrees to assign to Mobileye the Intel Aligned Employee IPR to the Intel Aligned Employee-Created Technology, without any duty of accounting, and without any duty to obtain Intel’s consent or to pay any royalties to Intel to exploit, license, or enforce such rights. Final ownership of Project IPR to Project Technology created by Intel Aligned Employees will be allocated under Section 5. In this Section 2.10, “Intel Aligned Employee IPR” means the Project IPR that Intel owns solely by virtue of its employment agreements with the Intel Aligned Employees, and “Intel Aligned Employee-Created Technology” means Project

Technology (other than Intel Radar Technology) created by the Intel Aligned Employees to Mobileye while assigned to work for Mobileye.

3.	Payment Terms.
3.1.	Invoicing. Intel may invoice Mobileye for the Fees and other costs payable under this Agreement on or at any time after the date Intel begins provision of the Services.
3.2.

Payment. Unless otherwise set out in an SOW, all amounts invoiced by Intel are due paid at Intel’s bank within 30 days from the date of invoice, without any offset, counterclaim, holdback, or deduction.

4.	Ownership of Background IPR and Property.
4.1.	Background IPR and DRA. Other than as effected by Section 9.3, nothing in this Agreement:
4.1.1.	assigns or transfers any ownership interest in a party’s Background IPR; or
4.1.2.	affects any rights that accrued to a party under the DRA prior to its termination.
4.2.	Physical property. Nothing in this Agreement transfers a party’s ownership of any physical property that it discloses or provides to the other party under this Agreement.
5.	Project Technology IPR Allocation.
5.1.	Intel Core Technology. Intel solely owns all Project IPR to Intel Core Technology.
5.1.1.

Assignment. Mobileye, on behalf of itself, its Affiliates, and its Personnel, hereby assigns and agrees to assign to Intel all its and their right, title, and interest to Project IPR to Intel Core Technology without any duty of accounting, and without any duty to obtain the consent of or to pay any royalties to Mobileye or its Affiliates to exploit, license, or enforce such rights. This assignment does not include any Mobileye Background IPR. Section 5.3 provides specific circumstances pursuant to which Intel will re-assign to Mobileye certain Project IPR that Mobileye initially assigns to Intel under this Section 5.1.1.

5.1.2.

License to Non-Assignable IPR. If Mobileye, its Affiliates, or its Personnel own Project IPR to Intel Core Technology that cannot be assigned for any reason to Intel, Mobileye, on behalf of itself, its Affiliates, and its Personnel, hereby grant to Intel and its Affiliates, a world-wide, perpetual, irrevocable, non-terminable, royalty-free, fully paid-up, exclusive (including as to Mobileye), sublicensable, transferable license under its and their unassigned Project IPR to Intel Core Technology to use, disclose, modify, distribute, perform, display, make, have made, license, offer to sell, sell, import, and otherwise dispose of Intel Core Technology.

5.2.	General Project Technology.
5.2.1.	Mobileye Solely-Created General Project Technology. Mobileye solely owns all Project IPR to General Project Technology that is Solely-Created by its Personnel.

5.2.2.

Intel Solely-Created General Project Technology. Intel solely owns all Project IPR to General Project Technology that is Solely-Created by its Personnel. Section 5.3 provides specific circumstances pursuant to which Intel will re-assign to Mobileye certain Project IPR that Mobileye initially assigns to Intel under this Section 5.2.2.

5.2.3.

Ownership of General Project Technology Patent Rights. The parties will meet as necessary to allocate ownership of Patent Rights to Jointly-Conceived Project Inventions that are General Project Technology by the following selection process. Upon submission of an Invention disclosure for a Jointly-Conceived Project Invention that is General Project Technology, the parties will determine which party will select the first Jointly-Conceived Project Invention. The parties will alternate turns to select subsequent Jointly-Conceived Project Inventions that are General Project Technology until all are selected, such selections to be completed by no later than 6 months after the end of the Term.

5.2.4.

Assignment. The Non-Selecting Party, on behalf of itself, its Affiliates and its Personnel, hereby assigns and agrees to assign to the Selecting Party all its and their right, title, and interest in the Project Patent Rights in the Project Invention selected by the Selecting Party under Section 5.2.3, without any duty of accounting, and without any duty to obtain the Non-Selecting Party’s consent or to pay any royalties to the Non-Selecting Party to exploit, license, or enforce such rights. The Selecting Party will exclusively own all Project Patent Rights in the Project Invention selected under Section 5.2.3.

5.2.5.

Ownership of Other General Project IPR. The parties will jointly own the Copyrights and Trade Secret Rights in General Project Technology that is not Solely-Created. Each party hereby assigns (on behalf of itself and its Affiliates and Personnel) to the other party an equal, undivided ownership interest in the Copyrights and Trade Secret Rights in works that are General Project Technology that are not Solely-Created.

5.2.6.

Rights Regarding General Project Technology Not Solely-Created. Subject to the confidentiality restrictions in Section 7.11, regardless of the ownership of the Trade Secret Rights and Copyrights under national law, each party, may use, modify, disclose, reproduce, perform, display, disclose, and distribute General Project Technology that is not Solely-Created as if the Trade Secret Rights and Copyrights in that General Project Technology were solely owned by that party, without any duty of accounting and without any duty to obtain the other party’s consent or to pay any compensation to the other party in order to exploit, license, assign, or enforce those rights.

5.3.	Core Mobileye Technology.
5.3.1.

Identification of Technology. The parties may from time to time, with the written approval of the Director of Intellectual Property for each party, identify in an SOW (in the form set out in paragraph 14 of Exhibit A):

(a)	specific Mobileye Background Technology which will be modified or improved under the SOW; and
(b)

the Project Technology that is the modification or improvement to the specific Mobileye Background Technology, (the “Mobileye Modification”), to which Project Technology Intel will assign certain Project IPR in accordance with Section 5.3.2.

5.3.2.

Agreement to assign. Intel hereby assigns and agrees to assign, on behalf of itself and its Affiliates and its Personnel, to Mobileye (without any duty to obtain the consent of or to pay any royalties to Intel or its Affiliates to exploit, license, or enforce such rights) the specific Project IPR (identified in paragraph 14 of the SOW) to the Mobileye Modification.

5.3.3.

Amendment of SOWs. At any time during the Term and for one year after termination, the parties may with the approval of the Director of Intellectual Property for each party, agree to amend an SOW in accordance with Section 18.1 to add Mobileye Modifications to the SOW.

6.

Disputed Technology. If there is a dispute about allocation of Project IPR, the parties will escalate promptly to senior management for resolution. If the dispute is not resolved within 60 days, the parties will engage in the dispute resolution process in Section 15.

7.	Patent Filing Cooperation.
7.1.

Warranty. Each party represents and warrants that its Personnel have assigned, and are obligated to assign, all the Personnel’s right, title, and interest in all Project IPR to the entity that employs the Personnel. Mobileye warrants that its Personnel have assigned, and are obligated to assign, all their right, title, and interest in all IPR to Transitional Radar Technology and Intel Radar Technology to Mobileye.

7.2.

Disclosure of Agreement Inventions. Upon submission of any Invention disclosure for an Agreement Invention by an inventor into a party’s patent docketing system, the party will disclose it in writing to the other party. The parties will track all Agreement Inventions, including Invention Information, in an invention tracking document that substantially contains the information listed in Exhibit B.

7.3.

Ownership Allocation. Before either party files any patent application for a Project Invention, the parties’ patent attorneys will meet and agree on the party that owns each Project Invention and the Patent Rights therein, considering the assignment of ownership under this Agreement, the procedures in Section 7.4 for Re-allocated Project Inventions, and Abandoned Project Inventions (as defined in Section 7.5).

7.4.

Re-Allocated Project Inventions. Notwithstanding the allocation of Project Patent Rights in Section 5, the parties’ patent attorneys may meet and, with the written approval of the Director of Patents for each party, agree to change ownership of Patent Rights to specific Project Inventions, each Project Invention on which ownership is changing becoming a Re-allocated Project Invention. The factors the parties will consider in identifying a Re-allocated Project Invention include (a) one party’s decision not to file a patent application on a Project Invention that it owns in accordance with the allocations and selections of Patent Rights to Project Inventions under this Agreement; (b) whether the Project Invention is specific for one party’s product as compared with the other party’s products; and (c) whether the Project Invention is more strategic for one party’s business as compared to the other party’s business. The patent attorneys will indicate the change of ownership of the Patent Rights to the Re-allocated Project Inventions on the Invention Tracking Document. Except for the identification of ownership of the Re-allocated Project Inventions, the Invention Tracking Document will not be legally binding on the parties.

7.5.	Abandoned Non-Provisional Patent Applications.
7.5.1.

Mobileye Abandoned Applications. If Mobileye decides not to file a non-provisional application claiming priority of a provisional application for any Project Invention (“Abandoned Project Invention”), Intel will own the Patent Rights to the Abandoned Project Invention and may file a non-provisional patent application for the Abandoned Project Invention.

7.5.2.

Intel Abandoned Applications. If Intel decides not to file a non-provisional application claiming priority of a provisional application for any Project Invention that is not within the Excluded Rights, (“Permitted Abandoned Invention”) then Intel may, with the written approval of the Director of the Intel Patent Group, agree to assign the Project Patent Rights to the Permitted Abandoned Invention to Mobileye, without any duty of accounting, and without any duty to obtain Intel’s or its Affiliates’ consent or to pay any royalties to Intel to exploit, license or enforce such rights.

7.6.

Intel Patent Assignment. Intel, on behalf of itself, its Affiliates and its Personnel, hereby assigns and agrees to assign to Mobileye all of its and their right, title, and interest to Project Patent Rights to any Re-Allocated Project Invention that is allocated to Mobileye (in accordance with Section 7.4), without any duty of accounting, and without any duty to obtain Intel’s or its Affiliates’ consent or to pay any royalties to Intel to exploit, license, or enforce such rights.

7.7.

Mobileye Patent Assignment. Mobileye, on behalf of itself, its Affiliates, and its Personnel, hereby assigns and agrees to assign to Intel all of its and their right, title, and interest to Project Patent Rights to any Abandoned Project Invention (as defined in Section 7.5.1) and Re-Allocated Project Invention that is allocated to Intel (in accordance with Section 7.4), without any duty of accounting, and without any duty to obtain the consent of or pay any royalties to Mobileye, its Affiliates, or their Personnel to exploit, license, or enforce such rights.

7.8.

Filing Patent Applications. A party who owns Patent Rights to an Agreement Invention may, in its sole discretion, file patent applications claiming those Patent Rights. The owning party may file anywhere in the world, solely in its own name, and at its own expense. The party who owns Patent Rights to an Agreement Invention need not file any patent application for it and need not maintain any patent application it has filed.

7.9.	Disclosure of Patent Applications. Before any patent application is filed for a Project Invention, each party must disclose the final patent application draft to the other party and remove the Confidential Information, Background Technology, and Project Technology identified by the owning party.

7.10.

Cooperation in Applying for Patents. Each party who is assigning Patent Rights will assist the assignee by doing the following promptly when requested at its own expense: (A) execute and deliver assignment documents; (B) cause its Personnel, including inventors of Agreement Inventions, to cooperate with filing patent applications, without charging the other party for the time of its Personnel; and (C) pay any compensation relating to patent filing or use of its Personnel’s Invention rights without right of reimbursement from the assignee.

7.11.

Confidentiality of Invention Information. With respect to Agreement Inventions, the party that does not own the Patent Rights to the Agreement Invention will protect the Invention Information in the same manner it protects its own Confidential Information until the earlier of the date: (A) that is 5 years after the date of allocation of ownership of the Patent Rights under this Agreement; or (B) on which the information is no longer confidential, including when a patent application for the Agreement Invention, if any, is published. A party that does not own the Patent Rights in an Agreement Invention may request that the other party provide a waiver in writing of the time requirement to maintain confidentiality. This Section 7.11 is without prejudice to Mobileye’s obligations under Section 9.6.

8.	General Licenses.
8.1.

Express licenses only. Neither party grants any implied licenses to the other under any legal theory. The only licenses granted in this Agreement are the express licenses in Sections 5.1.2, 8.4, 8.5, 8.6, 9.3.2, 9.5.1, and 9.5.2. Without limiting the foregoing, neither party is licensed to use or modify the other party’s Technology to create new Technology, unless and to the extent expressly stated in this Agreement. Nothing in this Agreement requires or will be treated as requiring either party to grant any additional license.

8.2.	LiDAR manufacturing. Nothing in this Agreement licenses, or requires Intel to license, Mobileye any rights to make or have any third party make any LiDAR hardware.
8.3.

Reserved rights. No license is granted under this Agreement to any (a) semiconductor manufacturing Technology, Integrated Circuit Technology, or semiconductor process Technology or (b) to make, have made, use, sell, offer to sell, export, import, and otherwise keep or dispose of any Intel-Compatible Processor.

8.4.

Development License. Subject to the terms of this Agreement and during the Term, each party hereby grants to the other party and its Affiliates a worldwide, revocable, terminable, royalty free, fully paid-up, non-exclusive, non-transferable, non-sublicensable license under its IPR in Background Technology and Project Technology which it discloses to the other under an SOW (but excluding all LiDAR-related Technology identified in Exhibit C and Exhibit D), for its Personnel to internally use the disclosed Background Technology and Project Technology to perform its obligations under an SOW, or conduct internal research connected to an SOW.

8.5.

License to Deliverables. Subject to the terms of this Agreement, the party providing a Deliverable to the other party hereby grants the other party and its Affiliates a world-wide, perpetual, royalty-free, fully paid-up, non-exclusive, non-transferable (except as permitted by Section 18.3 (Assignment)), non-sublicensable (except as stated in this subsection), license under its Trade Secret Rights and Copyrights in the Deliverable to use (but not disclose except for as embodied in a Licensed Product (as defined below)) the Deliverable as expressly intended under the associated SOW and for the Licensed Product. A party may sublicense the license above to end users or authorized manufacturers of its Licensed Product, if the associated SOW specifies that the purpose of the Deliverable is incorporation into a Licensed Product, and a sublicense is necessary. Any license to Intel for commercial distribution of Mobileye software must be in a separate agreement. The SOW may expressly set out specific license grants in respect of specific Deliverables, and these will displace the license grant in this Section 8.5 for those Deliverables. In this Section 8.5, “Licensed Product” means the product (other than a LiDAR product) expressly permitted to be developed under the SOW pursuant to which the Deliverable was provided.

8.6.

Project Patent Rights Cross-License. Subject to Section 8.3, the party that solely owns Project Patent Rights (other than Excluded Rights) hereby grants to the other party and its Affiliates, a world-wide, perpetual, irrevocable, non-terminable, royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-transferable (except as permitted by Section 18.3 (Assignment)) license under its Project Patent Rights (other than Excluded Rights) to (A) make, use, offer to sell, sell, import, and otherwise exploit and dispose of any Project Invention that is embodied in or used in any party’s products or services, and (B) practice and have practiced any Project Invention in a party’s manufacturing or services.

8.7.

Sublicense Rights. Nothing in this Agreement affects the rights or obligations of either party under the Subsidiary Agreement. The license in Section 8.6 is in addition to and not in place of any licenses that may be granted under the Subsidiary Agreement.

8.8.

Affiliate Rights. Any licenses granted under this Agreement by one party to the other party’s Affiliate (“Applicable Entity”) will terminate immediately without notice on the day that the Applicable Entity is no longer an Affiliate of that other party. Licenses granted under this Agreement by the Applicable Entity, before it ceases to be an Affiliate, will remain in force. Because Mobileye is not an “Affiliate” of Intel within the meaning of this Agreement, this provision does not affect the existence or otherwise of the licenses granted under this Agreement by Intel to Mobileye, even if Intel ceases to Control Mobileye.

8.9.

Trademark License. The parties may use each other’s name to refer to that party’s products or services. After the IPO Date, the parties will meet to agree on trademark logo license terms and usage guidelines.

9.	Radar-related Technology.
9.1.	Intellectual Property Rights. Intel retains ownership of all Intellectual Property Rights in the Radar Technology.

9.2.

Mobileye Solely-Created Post-IPO Above-the-Line Radar Technology. Intel, effective on the IPO Date, assigns and agrees to assign to Mobileye all of Intel’s right, title, and interest to Copyrights and Trade Secret Rights to Post-IPO Above-the-Line Radar Technology, which is Solely-Created by Mobileye Personnel (but only to the extent the Copyrights and Trade Secrets Rights are originally assigned by Mobileye to Intel under this Agreement), without any duty of accounting, and without any duty to obtain Intel’s consent or to pay any royalties to Intel to exploit, license, or enforce such rights.

9.3.	Transitional Radar Technology and Intel Radar Technology.
9.3.1.

Assignment. Mobileye, on behalf of itself, its Affiliates and its Personnel, hereby assigns and agrees to assign to Intel all its and their right, title, and interest to IPR to Transitional Radar Technology and Intel Radar Technology, without any duty of accounting, and without any duty to obtain the consent of or to pay any royalties to Mobileye or its Affiliates to exploit, license, or enforce such rights.

9.3.2.

Alternative License. If any part of the assignment in Section 9.3.1 is not possible for any reason, Mobileye, on behalf of itself and its Affiliates and its Personnel, hereby grants to Intel and its Affiliates, a world-wide, perpetual, irrevocable, non-terminable, royalty-free, fully paid-up, exclusive (including as to Mobileye and its Affiliates), sublicensable, transferable license under its and their unassigned IPR to Transitional Radar Technology and Intel Radar Technology to use, disclose, modify, distribute, perform, display, make, have made, license, offer to sell, sell, import, and otherwise dispose of Transitional Radar Technology and Intel Radar Technology.

9.4.

Implementation Patents for Post-IPO Above-the-Line Radar Technology. From time to time the parties’ patent attorneys may identify Agreement Inventions that are specific implementations or embodiments of the Post-IPO Above-the-Line Radar Technology, if any, excluding Inventions that may be used in Intel products, and Intel may in its sole discretion and with the approval of the Director of the Intel Patent Group, allow Mobileye to own the Patent Rights to such Agreement Inventions, including Inventions specific for radar bumper handling.

9.5.	Radar Licenses.
9.5.1.

Copyrights and Trade Secrets. Subject to the terms of this Agreement, Including Section 8.3, Intel hereby grants to Mobileye and its Affiliates a world-wide, perpetual, royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-transferable (except as permitted by Section 18.3 (Assignment)) license under Intel’s Trade Secret Rights and Copyrights to:

(a)	Radar Technology, to the extent to which it:
(i)	was disclosed by Intel to the Radar Team prior to their employment by Mobileye; or

(ii)	is physically or electronically delivered to Mobileye by Intel under this Agreement for the purposes of the Mobileye Sensor Product; and
(b)	Transitional Radar Technology;

(together, “Licensed Technology”) to use, copy, modify, create derivative works of, and distribute and disclose (but in each case only as embodied in the Mobileye Sensor Product or to subcontractors under Section 2.9), the Licensed Technology for the development and Permitted Use of the Mobileye Sensor Product. Intel Radar Technology which is created under this Section 9.5.1 will be deemed to become Licensed Technology for the purposes of the license in this Section 9.5.1.

9.5.2.

Patent Rights. Subject to Section 8.3, Intel hereby grants to Mobileye and its Affiliates, a world-wide, perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-transferable (except as permitted by Section 18.3 (Assignment)) license under the Additional Patents and Radar Patents to:

(a)	make, use, offer to sell, sell, import, and otherwise exploit and dispose of a Mobileye Sensor Product that embodies any claimed Invention in the Additional Patents or Radar Patents; and
(b)	practice and have practiced any claimed method or process in the Additional Patents or Radar Patents for or in the Mobileye Sensor Product;

in each case only for the Permitted Use.

9.5.3.

No patent laundering. Mobileye acknowledges and agrees that the licenses granted under this Section 9.5 do not cover any activities of Mobileye or its Affiliates on behalf of third parties for the purpose of obtaining rights under the Intel licensed IPR (i.e., patent laundering), including making or having made products based on designs owned or developed by third parties.

9.6.	Patent Filing Restriction.
9.6.1.

During the development of the Mobileye Sensor Products, and for five years from the completion of the last Mobileye Sensor Product, Mobileye must not file a patent application based on or using the Licensed Technology (as defined in Section 9.5.1) or information in the Radar Patents, except with the prior written approval of the Director of the Intel Patent Group.

9.6.2.

Mobileye may not disclose any Intel Confidential Information that is Radar Technology, Transitional Radar Technology, or Intel Radar Technology in any patent application at any time without written permission from the Director of the Intel Patent Group.

9.6.3.

During the period referred to in Section 9.6.1, Mobileye must disclose any radar Invention to Intel upon submission to Mobileye’s docketing system and consult with Intel prior to filing of any radar patent application to remove Intel Confidential Information and Intel Technology disclosed in the patent application.

9.7.

Patent Defense. If Mobileye or its Affiliate is sued by a practicing company for infringement of a radar patent, Intel will assist Mobileye or its Affiliate consistent with the terms and procedures in Exhibit F.

9.8.

Radar Non-Compete. During the Radar Non-Compete Term, Intel will not sell an external environment-sensing MM-wave-based software-defined radar product which has 48x48 virtual channels and implements the BSR in its entirety, for (i) ADAS in Automobiles or (ii) autonomous Automobiles (“Agreed BSR Product”).  Intel may Co-Develop an Agreed BSR Product with a third party, subject to the third-party agreeing not to sell the Agreed BSR Product during the Radar Non-Compete Term.

9.9.	No Restriction on Acquired Companies or Foundry Services. The terms in Section 9.8 do not apply to any company acquired by Intel at any time or to Intel’s and its Affiliates’ foundry services.
10.

Confidentiality. The parties have entered into a CNDA. The trade secret licenses in this Agreement may allow the parties to use and disclose licensed information more broadly than the terms in the CNDA. The parties may also enter into a RUNDA for certain highly Confidential Information. Notwithstanding the license terms in this Agreement, the RUNDA terms will govern each party’s disclosure and protection obligations related to Confidential Information disclosed under a RUNDA. Mobileye will also take reasonable measures to protect third party confidential information from disclosure that it receives through Intel, and Mobileye will fulfill all instructions from Intel for compliance with Intel’s agreements with third parties.

11.	Disclaimer and Limitation of Liability.
11.1.

Disclaimer. Except for the warranties expressly set forth in this Agreement, and subject to Section 11.5, each party and its Affiliates hereby expressly disclaims all representations and warranties, including implied warranties of merchantability, non-infringement, and fitness for a particular purpose. Neither party makes any representations or warranties about the validity or enforceability of any IPR.

11.2.

Limitation of Liability. Except for claims described in Section 11.4, neither party or its Affiliates will be liable for indirect, incidental, exemplary, punitive, consequential, or special damages arising out of this Agreement, or any damages from the loss of profits, revenue, production, use, or data, whether direct or indirect and regardless of whether those damages arise in contract or tort or whether the parties are aware of the possibility of those damages.

11.3.

Liability cap. Except for claims described in Section 11.4 and Section 11.5, the aggregate liability of either party and its Affiliates arising out of or related to this Agreement, regardless of the form of any claim, action, or theory of liability (Including contract, tort, or statute), will not exceed the aggregate amounts paid or payable by Mobileye to Intel under this Agreement for any development services. Multiple claims will not increase this limitation.

11.4.	Unlimited Liability. No limitation will apply to any claim of infringement of Intellectual Property Rights, breach of a license or confidentiality obligation including Section 10, or any liability which cannot be limited under applicable law.

11.5.	Product warranties and liabilities. Intel’s standard terms and conditions of sale set forth the exclusive warranties, remedies, and liabilities applicable to the products sold by Intel to Mobileye.
12.

Right to Challenge Validity. A party that assigns any Patent Rights in a Project Invention under this Agreement expressly reserves the right to challenge the validity or enforceability of any of the assigned Patent Rights, and each party expressly waives all rights to assert the doctrine of “assignor estoppel” in any dispute or legal action involving Patent Rights to any Project Invention.

13.	Notices and Approvals.
13.1.	Notices.
13.1.1.

Notices given or required to be given under this Agreement must be written and in English and sent to both the mailing and email address specified below along with a copy of this Agreement. Email delivery alone for a notice of breach of this Agreement or termination is insufficient. Paper copies must be sent by overnight courier or registered or certified mail, with online tracking information supplied by email to the recipient.

13.1.2.	Each notice is considered duly given 7 business days (meaning any day other than a Saturday, Sunday, or official holiday in the sender’s or recipient’s location designated below) after being sent.
13.1.3.	When this Agreement specifies a time period for sending a notice, a day is any calendar day, unless business days are specified.
13.1.4.	Nothing in this Section 13 relates to service of process.
13.1.5.	Unless changed by notice, all notices must be addressed as follows:

Mobileye:	Intel:
MOBILEYE VISION TECHNOLOGIES LTD 13 Hartom St. Har Hotzvim, Jerusalem, Israel 9777513 Attn: Mobileye General Legal Counsel With a copy, which will not be notice, to: legal@mobileye.com

INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054

Attn: General Counsel

Reference ID: Miriam Ezrachi Technology and Services Agreement

With a copy, which will not be notice, to:

Intel-Legal-Notices@intel.com

With an email copy, which will not be notice, to Jack Weast.

And with a copy, which will not be notice, to:
Intel Corporation
Post Contract Management, M/S

FM1-53 1900 Prairie City Road Folsom, CA 95630 Email: post.contract.mgmt@intel.com

13.2.

Approvals. Where this Agreement provides that Intel’s written agreement or approval is required, then unless otherwise specified in the Agreement, such agreement or approval is a prior written agreement or approval, given either (a) in a written agreement executed by authorized representatives of the parties; or (b) expressly by an Intel Corporate Vice President or higher-grade executive.

14.	Termination.
14.1.	Term.
14.1.1.

Initial Term. This Agreement begins on the Effective Date and continues until the date which is 24 months after the IPO Date (this period, the “Initial Term”), unless terminated earlier by either party:

(a)	under Section 14.2;
(b)	under Section 14.3; or
(c)	by notice given no later than 90 days before the end of the Initial Term.
14.1.2.

Renewal. After the Initial Term, and provided it is not terminated in accordance with Section 14.1.1, this Agreement automatically extends for one-year periods, unless terminated earlier by either party:

(a)	under Section 14.2;
(b)	under Section 14.3; or
(c)	by giving notice of non-renewal no later than 90 days before the end of the then-current one-year period.
14.2.

Termination for Material Breach. Either party may terminate this Agreement or an SOW for a material breach. A notice must state the provisions that have been breached and the facts establishing a breach. Except for payment breaches, which must be cured within 30 business days of notice, the parties must follow the dispute resolution process in Section 15 and allow the breaching party an opportunity to cure before the Agreement or the SOW will terminate.

14.3.

Termination for Bankruptcy or Insolvency. This Agreement will terminate automatically and without notice if a party becomes insolvent, unable to pay its debts when due, or the subject of any voluntary or involuntary insolvency, cession, liquidation, winding up, bankruptcy, reorganization, rearrangement, receivership, assignment for the benefit of creditors, or similar proceedings under applicable law, including without limitation the U.S. Bankruptcy Code or any foreign equivalent.

14.4.

SOW Term. Subject to Section 14.5.2, each SOW will be effective and binding on both parties for the SOW Term, and termination of an SOW will be effective in accordance with the provisions of that individual SOW.

14.5.	Effect of termination of Agreement. If this Agreement expires or is terminated for any reason, then:
14.5.1.	the licenses that do not expressly continue beyond the Term will immediately terminate;
14.5.2.	any SOWs then in force will immediately terminate; and
14.5.3.	termination of this Agreement will not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination.
14.6.

Effect of termination of SOW. Upon termination of the last SOW, except for Deliverables or Technology licensed under this Agreement past termination of the Agreement, each party will return or (at the owning party’s option) destroy all Technology of the other party disclosed or created for this Agreement and deactivate all access to the other party’s physical property.

15.	Dispute Resolution.
15.1.

Any dispute arising out of or relating to this Agreement, including any non-payment related allegation of a material breach, will be resolved as follows: A party will send notice of the dispute or material breach, including a detailed description of the issues and relevant supporting documents. Management from each party will then try to resolve the dispute. If the parties do not resolve the dispute within 30 calendar days after the dispute notice, either party may send notice of a demand for mediation. The parties will then try to resolve the dispute with a mediator. If the parties do not resolve the dispute within 60 calendar days after the mediation demand, either party may begin litigation or the party alleging the material breach may terminate this Agreement.

15.2.

Either party may at any time may seek an injunction or other equitable remedies for misappropriation of trade secrets, breach of confidentiality obligations, or infringement of IPR, without complying with the process in Section 15.1.

16.

Survival. Sections 1, 2.5, 2.6, 2.8, 2.9.1(b), 2.9.2, 2.10, 3, 4, 5, 6, 7, 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 9.1, 9.2, 9.3, 9.5, 9.6, 9.7, 9.8, 9.9, 10, 11, 12, 13, 14.5, 14.6, 16, 17, 18 and the Schedules and Exhibits to which they refer will survive termination of this Agreement.

17.	Entire Agreement.
17.1.

In addition to the Subsidiary Agreement between Intel Corporation and Intel subsidiaries, this Agreement contains the complete and exclusive agreement between the parties concerning its subject matter, and supersedes all prior and contemporaneous agreements, understandings, representations, warranties, and communications between the parties relating to its subject matter.

17.2.

This Agreement Including its termination, has no effect on the Subsidiary Agreement or on any signed non-disclosure agreements between the parties (Including those referenced in this Agreement), which remain in full force and effect as separate agreements according to their terms.

17.3.	The express provisions of this Agreement control over any course of performance, course of dealing, or usage of the trade inconsistent with any of the provisions of this Agreement.

18.	General.
18.1.	Amendments. No amendment or modification to this Agreement will be effective unless in writing and signed by authorized representatives of the parties.
18.2.

Anti-Reliance. Each party agrees that, in entering into this Agreement, (A) it has relied solely on the results of its own investigation of the facts and circumstances, its own business judgment, and the express terms and conditions in this Agreement, and (B) it has not relied on and is not entitled to rely on any oral or written understanding, condition, representation, warranty, or communication that is not expressly set forth in this Agreement.

18.3.

Assignment. Subject to Section 18.4, neither party may assign any rights or delegate any duties under this Agreement, in whole or in part, whether by contract, operation of law or otherwise without the prior written consent of the other party, and any attempt to assign any rights, duties, or obligations without the other party’s written consent will be a material breach of this Agreement and will be null and void. This Agreement will bind and inure to the benefit of the respective parties and their permitted successors and assigns.

18.4.	Permitted assignments. Consent is not required under Section 18.3 for Intel to assign or delegate all or any of its rights or obligations under this Agreement to any Intel Entity.
18.5.

Conflicts Among Documents. If there is any conflict between the provisions of Sections 1 through 18 of this Agreement and any term in a document included or referenced in this Agreement, the following order of precedence for determining which terms will control is: (A) any RUNDA; (B) the provisions of Sections 1 through 18 of this Agreement; (C) the SOWs; (D) the CNDA.

18.6.	Expenses. Unless otherwise specified in this Agreement or an SOW, each party is responsible for its own expenses associated with negotiating and performing under this Agreement.
18.7.	Force Majeure.
18.7.1.

Party not liable. A party is not liable for its delay in performing, or its failure to perform, any obligations under this Agreement to the extent that the delay or failure to perform is caused by a Force Majeure Event.

18.7.2.

Notice required. A party seeking to excuse its delay in performing or failure to perform must give prompt written notice of the Force Majeure Event after it occurs and describe the circumstances causing, and the anticipated duration of, any actual or anticipated delay or failure to perform.

18.7.3.	Best efforts to minimize. A party seeking to excuse its delay in performing or failure to perform must use best efforts to minimize the effects and duration of its nonperformance.
18.7.4.

Non-waiver of Common Law Defenses. The rights and remedies in this Section 18.7 are in addition to any other rights and remedies provided by law or in equity, including the doctrines of impossibility of performance or frustration of purpose.

18.8.	Headings. The section and paragraph headings in this Agreement are for convenience of reference only and must not affect the interpretation of this Agreement.
18.9.

Independent Development. Except for the restrictions in Sections 9.5 and 9.8, this Agreement does not preclude either party from: (a) independently designing, developing, making, marketing, or distributing any technologies or products; or (b) entering into any arrangements with third parties, including evaluating or acquiring a third party’s technologies or products.

18.10.

No Construction Against the Drafter. Both parties will be considered to have drafted this Agreement, and each party waives any rule of construction that ambiguities will be construed against the drafting party.

18.11.

Transaction Taxes. Notwithstanding anything to the contrary herein, with regard to each respective parties’ payments noted in Section 3 or in an SOW, the party making the payment under this Agreement (“Payor”) will pay all applicable transaction taxes, Including sales and use taxes, value added taxes, duties, customs, tariffs, and other government-imposed transactional charges (“Transaction Taxes”). The party receiving payments under this Agreement (“Recipient”) will separately state on its invoices the Transaction Taxes that Recipient is required to collect under applicable law. Payor will provide proof of any exemption from Transaction Taxes to Recipient at least 15 business days prior to the due date to paying an invoice. Recipient will cooperate with Payor in minimizing any Transaction Taxes to the extent permitted by applicable law. If Recipient fails to collect required Transaction Taxes from Payor, Payor’s liability will be limited to the Transaction Tax assessment, with no reimbursement for penalty or interest charges.

18.12.

Withholding Taxes. If applicable, Payor will be entitled to deduct or withhold from amounts payable to Recipient under this Agreement any withholding taxes required to be deducted or withheld under applicable law and pay to Recipient the remaining net amount. Payor will remit, and provide Recipient with evidence that Payor has remitted, the withholding taxes to the appropriate taxing authority. If within 15 business days prior to the due date for any Payor payment, Recipient provides Payor with valid certificate or other documentation demonstrating that Recipient is exempt from withholding taxes, or a lower rate of withholding tax applies, then Payor will, as appropriate, not deduct or withhold from any payment to Recipient or apply the lower rate to the payment.

For the avoidance of doubt, each party is responsible for its own respective income taxes or taxes based on gross revenues or gross receipts.

18.13.

Tax Treatment. For U.S. tax purposes, the transfer of Intel’s right, title, and interest to Copyrights and Trade Secret Rights to Post-IPO Above-the-Line Radar Technology Solely-Created by Mobileye pursuant to Section 9.2 of this Agreement shall be treated as a contribution of property described in Section 351 of the Internal Revenue Code of 1986, as amended. Such transfer shall be deemed, for applicable tax purposes, to be a contribution of property by Intel to Intel Overseas Funding Corporation, a Delaware corporation (“IOFC”) immediately followed by a transfer of such property from IOFC to Mobileye. The parties shall file all tax returns consistent with the foregoing and otherwise take no contrary position in any communication with any governmental authority.

18.14.

Trade Compliance. A party’s provision of Technology must be in in compliance with all applicable trade laws and regulations. Each party will not export or re-export, either directly or indirectly, any technical data, software, process, product, service, or system obtained from the other party, without first complying with applicable government laws and regulations governing the export, re-export, and import of those items. Upon a party’s request, the other party agrees to provide export classifications, Harmonized Tariff Schedule classifications, or other information necessary for compliance with applicable trade laws and regulations for all Technology provided under this Agreement.

18.15.

Third Party Rights. This Agreement is made for the benefit of Mobileye and Intel and is not intended to benefit or be enforceable by any third party. The rights of Mobileye and Intel to terminate, rescind, amend, waive, or vary any term of, or to settle disputes regarding, this Agreement, are not subject to the consent of any third party.

18.16.

Waiver. No waiver of any provision of this Agreement will be valid unless in a writing signed by the waiving party that specifies the provision being waived. A party’s failure or delay in enforcing any provision of this Agreement will not operate as a waiver.

18.17.

Severability. If a court holds a part of this Agreement unenforceable, the court will modify that part to the minimum extent necessary to make that part enforceable, or if necessary, sever that part. The rest of this Agreement remains fully enforceable.

18.18.	Governing Law. Delaware and United States law governs this Agreement and any dispute arising out of or relating to it without regard to conflict of laws principles.
18.19.

Jurisdiction. The state and federal courts in Wilmington, Delaware will have exclusive jurisdiction over any dispute arising out of or relating to this Agreement, including claims of breach of confidentiality or trade secret misappropriation. The parties consent to personal jurisdiction and venue in those courts.

18.20.

Counterparts and Electronic Signatures. This Agreement may be signed electronically and in multiple counterparts, each of which is considered an original, but all of which constitute a single instrument.

Agreed:

Intel Corporation		Mobileye Vision Technologies, Ltd.

Signature:	/s/ Patrick Bombach	Signature:	/s/ Amnon Shashua

Printed Name:	Patrick Bombach	Printed Name:	Amnon Shashua

Title:	Vice President	Title:	Authorized Signatory

Date Signed:	October 25, 2022	Date Signed:	October 25, 2022

Schedule 1: Definitions

1)	“Above-the-Line Radar Technology” means:
a)	the radar training data collected by the Radar Team or Mobileye, and artificial intelligence models implementing the related algorithms and trained on this data set; and
b)

design specifications, software implementations, or algorithm implementations, which are specific to only the Mobileye Sensor Product, but excluding any incorporated general or core information or individual component information, for the following:

(1)	antenna array and bumper handling design and layout documents for the EyeC radar product, and
(2)	BSR BPU radar processor and its firmware, and the specific designs and layout documents for the product radio frequency ICs, and hardware and mechanical housing.
2)	“ADAS” means advanced driver-assistance systems.
3)

“Additional Patents” means Patent Rights to Agreement Inventions that are assigned by Mobileye to Intel under Section 9.3.1 and that are Conceived by Mobileye Personnel whether solely, or jointly with Intel.

4)

“Affiliate” means an entity that directly or indirectly Controls, or is directly or indirectly Controlled by, or is under common Control with, either Intel or Mobileye, but only as long as such Control exists, provided that for purposes of this Agreement:

a)	none of the Mobileye Entities will be considered an Affiliate of any Intel Entities;
b)	none of the Intel Entities will be considered an Affiliate of any Mobileye Entities;
c)	no portfolio company of Intel Capital will be considered an Affiliate of Intel or any of Intel’s or the Intel Entities’ Affiliates, and
d)	none of Intel or any of Intel’s or the Intel Entities’ Affiliates will be considered an Affiliate of such portfolio company or any of such portfolio company’s Subsidiaries.
5)	“Agreement” means Sections 1 through 18 of this document, its attached schedules and exhibits, and all of its SOWs, as they may be amended from time to time in accordance with Section 18.1.
6)	“Agreement Invention” means any (a) Project Invention; (b) Invention in Transitional Radar Technology; and (c) Invention in Intel Radar Technology.
7)	“Automobile(s)” means a vehicle used primarily on public roads for transportation and not for military purposes.
8)

“Background IPR” means all Intellectual Property Rights, trademarks, trade names, service marks, trade dress, and other forms of corporate or product identification owned, controlled, obtained, or licensed by a party at any time prior to or after the Term, or arising from development of Technology created independently of this Agreement.

9)

“Background Technology” means Technology, which may include new radar technology, that is disclosed by one party to the other party during the Term and is described in an SOW, excluding Project Technology.

10)	“BPU” means base band processing unit.
11)

“BSR” means the specification for the system architecture for a MM-wave-based software-defined imaging radar sensor for external-environment sensing, for autonomous Automobiles or ADAS in Automobiles, set out in Exhibit H.

12)	“CNDA” means the Corporate Non-Disclosure Agreement between the parties.
13)

“Co-Develop” or “Co-Developed” means to engage in joint technical co-design and co-product development with a contractual commitment for substantial Intel engineering resources and high volume production.

14)	“Conception” or “Conceive(s)” means formation in the mind of the inventor(s) of a definite, complete, operative invention, as it may be practiced.
15)	“Confidential Information” means the confidential information defined in the CNDA and RUNDA between the parties.
16)

“Control” or “Controlled” means directly or indirectly owning or having voting control over more than fifty percent (50%) of the outstanding securities entitled to vote for the election of directors or similar managing authority of an entity, or otherwise having the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of an entity.

17)

“Copyrights” means all copyrights, copyright applications, copyright registrations, or any analogous or related right arising under statutory or common law, anywhere in the world, including any rights from laws implementing the European Database Directive 96/9/EC.

18)	“Created” means collected, Conceived, created, authored, developed, or generated.
19)

“Deliverable” means the pre-commercial Project Technology or Background Technology (excluding Technology licensed under Section 9.5 and notwithstanding anything to the contrary in an SOW, excluding all LiDAR-related Technology identified in Exhibit C and Exhibit D) that meets both of the following requirements: (a) is identified and described in an SOW as a deliverable for a recipient; and (b) is physically or electronically delivered from a party to a recipient.

20)

“Excluded Rights” means Patent Rights to an Invention which is of the same type or category as any of the “Intel Radar-Related Technology” in Exhibit D, or which is of the same type or category as, or is a modification or improvement to:

a)	any Radar Technology;
b)	any Radar Patent; or
c)	any Transitional Radar Technology.
21)	“Fees” means the fees for the provision of the Services, if any, as set out in an SOW.
22)

“Force Majeure Event” means an event beyond a party’s reasonable control. A Force Majeure Event that is continuous, but changes in severity or impact, may constitute more than one Force Majeure Event. For example, Covid-19-related issues can be fluid and newly imposed restrictions or warnings, or travel inaccessibility, may cause a new Force Majeure Event to occur. A Force Majeure Event includes the following:

a)

an act of God (whether or not caused by human action), such as earthquake, fire, flood, hurricane, mudslide, bacterial or viral outbreak, pandemic, epidemic, or other outbreak of communicable disease (including Covid-19 and its variants and mutations), tornado, tsunami, volcanic activity, wildfire, and other natural disasters;

b)

an act of a government agency or civil or military authority, or civil disturbance, such as civil war, embargo, insurrection, martial law, military action, order, ordinance, or regulation (including any officially declared emergency or any closing or limiting business operations, travel, or use of private or public transportation or other mobility), rebellion, revolution, riot, and war;

c)	a malicious act or damage, such as sabotage, terrorism, vandalism, or cyberattacks;
d)

an accident, such as one involving an aircraft, motor vehicle, ship, or train, or any chemical release, collision, explosion, fire, radiation or radioactive contamination, or a negligent act causing damage;

e)

a protracted failure of an air, gas, water, or electrical or other energy source, or of a broadband, radio or television broadcast, cellular, internet, satellite, telephone, or other communication system;

f)

production or supply-chain disruption, such as breakdown of plant, equipment, or machinery, default of supplier or subcontractor, inability to secure transportation, shortage of supply or delay in delivery by vendor, strike, lockout, or other labor dispute or stoppage (whether involving its own workforce or a supplier or subcontractor); or

g)	other events of like nature.
23)	“General Project Technology” means Project Technology that is not Intel Core Technology.
24)	“including” whether or not capitalized, means including but not limited to.
25)	"Integrated Circuit" means an integrated unit comprising:
a)

one or more active or passive electronic or optical circuit elements associated on one or more substrates, such integrated unit forming, or contributing to the formation of, a circuit for performing electrical or optical functions, including any packaging, housing, or supporting means; and

b)

any firmware, microcode, or drivers, if needed to cause such circuit to perform substantially all of its intended hardware functionality, whether or not such firmware, microcode, or drivers are shipped with such integrated unit or installed at a later time.

26)	“Intel Aligned Employees” means the Intel employees who meet all of the following criteria:
a)	specifically identified in a dedicated SOW, the subject of which is “Intel Aligned Employees”;
b)	employed by Intel; and
c)	assigned by Intel to provide services to Mobileye in respect of this Agreement.
27)	“Intel-Compatible Processor” means:
a)	any product (in each case, as used in this definition, including any component, part, software, firmware, or other functionality, whether part of a larger product or separate)

of someone other than Intel or its Affiliates that is capable of, alone or in combination with any products (other than Intel products as supplied by Intel or its Affiliates when used as directed by Intel or its Affiliates):

i)

executing or translating, natively or via emulation, simulation, cloning, or in any other way, all or a substantial portion of the instruction set of any processor (or any derivative, follow-on, or extension of such instruction set) that was first introduced by, was substantially developed by or with substantial participation of, or the architecture, design, or core of which is owned by, Intel or its Affiliates; or

ii)	interfacing with or incorporating any portion of any proprietary bus or other proprietary data path of Intel or its Affiliates; or
b)

any product (including any system) of someone other than Intel or its Affiliates that is, or any part of which is, optimized or designed to emulate, simulate, or clone, or allow emulation, simulation, or cloning of, or that does emulate, simulate, or clone, any substantial functions of a product covered by subsection (a) above; or

c)

any product of someone other than Intel or its Affiliates that is pin compatible with any processor that was first introduced by, was substantially developed by or with substantial participation of, or the architecture, design, or core of which is owned by, Intel or its Affiliates.

For purposes of this definition of Intel Compatible Processor, a product is a product “of someone other than Intel or its Affiliates” if that product is manufactured by an entity other than Intel or its Affiliates (and is not manufactured for Intel or its Affiliates).

28)	“Intel Core Field” means the following:
a)

Technology types that are (i) identified in Exhibit C (Intel Lidar and Radar Technology); (ii) identified in Exhibit D (Intel Fundamental Technology types), or (iii) in the same field as the inventions identified in Exhibit E (Lidar and Radar Patents); and

b)	any additions to the above expressly described in an SOW by Intel.
29)	“Intel Core Technology” means Project Technology that is in the Intel Core Field.
30)	“Intel Entities” means Intel and its Subsidiaries (other than the Mobileye Entities).
31)

“Intel Radar Technology” means Technology that is Created between the Effective Date and the last day of the period of the patent filing restriction in Section 9.6.1, by Mobileye and its Affiliates’ employees, agents, contractors, and subcontractors (whether solely or jointly with Intel or its Affiliates’ employees, agents, contractors, and subcontractors), but not under an SOW, and which is:

a)	a modification to or an improvement of any:
i)	Radar Technology;
ii)	Radar Patent;
iii)	Transitional Radar Technology; or
iv)	Intel Technology in the category of “Intel Radar-Related Technology” in Exhibit D otherwise shared by Intel with Mobileye; or

b)	without limiting the foregoing, a modification or derivative work done under Section 9.5.1.
32)

“Intellectual Property Rights” or “IPR” means all intellectual property rights, Including Copyrights, Patent Rights, Trade Secret Rights, and but excluding trademarks, trade names, service marks, trade dress, or other forms of corporate or product identification.

33)	“Invention” means an invention of a process, machine, manufacture, or composition of matter, or improvement.
34)

“Invention Information” means information that: (A) describes inventorship and the inventive aspects of an Agreement Invention or its operation; and (B) is confidential and not generally known in the industry.

35)	“Invention Tracking Document” means a document identifying the Agreement Inventions as described in Section 7.2.
36)

“IPO Date” means the date on which Mobileye Global Inc., the indirect parent of Mobileye, makes an initial public offering of its Class A common stock pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended.

37)	“Jointly-Conceived” means when Personnel of both parties conceive of at least one inventive aspect of an Invention as determined under U.S. patent law standards.
38)	“Mobileye Entities” means Mobileye Global Inc. and its Subsidiaries and any entity which becomes a Subsidiary of Mobileye Global Inc. after the Effective Date.
39)	“Mobileye Sensor Product” means one or more components defined in the BSR.
40)

“Mobileye Solution” means a solution, such as Mobileye Drive™ or Supervision™, which is based on Mobileye products or technology and includes a Mobileye EyeQ® system-on-chip or its successor product, and which is for autonomous Automobiles or ADAS in Automobiles.

41)	“Non-Selecting Party” means a party who does not select the Project Invention by the process in Section 5.2.3.
42)

“Patent Rights” means all patent rights in classes and types of utility and design patents applied for and issued (Including substitutions, continuations, continuations-in-part, divisions, reissues, re-examinations, extensions, renewals, and industrial design registrations), anywhere in the world.

43)	“Permitted Use” means:
a)

use of the Mobileye Sensor Product as integrated (by or for Mobileye) into a Radar System, in an autonomous Automobile or ADAS solution in an Automobile, that Mobileye or its Affiliates sells or operates for mobility-as-a-service; or

b)	sale of the Mobileye Sensor Product in or together with a Mobileye Solution, by Mobileye or its Affiliates:
i)	to an automotive Tier 1 supplier:
(1)	for integration into a Radar System in an autonomous driving Automobile or ADAS in an Automobile for an automotive OEM;

(2)	for sale to an automotive OEM for integration into a Radar System for autonomous Automobiles or ADAS in Automobiles;
ii)	to an automotive OEM for integration into a Radar System for autonomous Automobiles or ADAS in Automobiles; or
c)	sale of the Mobileye Sensor Product, by Mobileye or its Affiliates:
i)	to an automotive Tier 1 supplier:
(1)	for integration into a Radar System in an autonomous driving Automobile or ADAS in an Automobile for an automotive OEM;
(2)	for sale to an automotive OEM for integration into a Radar System for autonomous Automobiles or ADAS in Automobiles;
ii)	to an automotive OEM for integration into a Radar System for autonomous Automobiles or ADAS in Automobiles; or
d)	sale of the Mobileye Sensor Product in a Radar System by Mobileye or its Affiliates to other third parties in other markets agreed in writing signed by authorized representatives of the parties.
44)	“Personnel” means:
a)	a party’s and its Affiliates’ employees, agents, contractors, and subcontractors who perform work in connection with this Agreement; and
b)	Mobileye’s or its Affiliates’ employees, agents, contractors, and subcontractors who Create Intel Radar Technology, and the Radar Team.
45)	“Post-IPO Above-the-Line Radar Technology” means Above-The-Line Radar Technology that is Created after the IPO Date and before the expiration or termination of this Agreement.
46)	“Project” means technical development work that the parties identify and agree to work on in an SOW.
47)	“Project Invention” means Project Technology that is an Invention.
48)	“Project IPR” means Copyrights, Trade Secret Rights, Project Patent Rights, to Project Technology.
49)	“Project Patent Rights” means all Patent Rights from any patent application filed by a party that claims a Project Invention.
50)	“Project Technology” means Technology, which may include new radar Technology, that is Created by Personnel of one or both parties during the Term:
a)	under an SOW;
b)	for a Project;
c)	pursuant to internal research connected to an SOW as described in Section 8.4; or
d)	which is a modification or improvement to a Deliverable provided under Section 8.5.
51)	“Radar Non-Compete Term” means the period that begins on the Effective Date and ends the earlier of:
a)	five years after the Effective Date;

b)	three years from the date when Intel no longer exercises Control over Mobileye;
c)	the date on which Mobileye cancels its Mobileye Sensor Product development;
d)	the date on which Mobileye terminates this Agreement other than properly for Intel’s material breach; or
e)	the date on which Intel terminates this Agreement properly for Mobileye’s material breach.
52)	“Radar Patents” means the patents in Exhibit G.
53)

“Radar System” means a MM-wave-based software-defined imaging radar sensor for external-environment sensing, for autonomous Automobiles or ADAS in Automobiles, which implements the BSR in its entirety (but without limitation on channel counts).

54)	“Radar Team” means the personnel formerly employed or contracted by Intel, who transferred to Mobileye to work on radar Technology.
55)	“Radar Technology” means the Technology designated as radar Technology in Exhibit C.
56)	“Re-Allocated Project Invention” means a Project Invention that the parties’ patent attorneys have agreed to change ownership of on the Invention Tracking Document as described in Section 7.4.
57)	“Reasonable Efforts” means reasonable, diligent, good-faith efforts to perform the tasks that are comparable to the efforts it commonly uses to perform similar work for its own business.
58)	“RUNDA” means a restricted non-disclosure agreement between the parties that identifies specific confidential information, individual recipients, and use restrictions.
59)	“Selecting Party” means a party who selects a Project Invention by the process described in Section 5.2.3.
60)	“Services” means the work that a party will do for the other party (including for payment) which is specifically described in an SOW as services.
61)	“Solely-Authored” means when only Personnel of one party authors a work and it is not intentionally combined with the work of the other party as part of a unitary work.
62)	“Solely-Collected” means when only Personnel of one party collects or creates information (Including data of any kind in any format but excluding works of authorship) that is Project Technology.
63)	“Solely-Conceives” or “Solely Conceived” means when only Personnel of one party contributes to the Conception of a Project Invention.
64)	“Solely-Created” means Solely-Conceived for Project Inventions, Solely-Authored for works of authorship, or Solely-Collected for information.
65)	“SOW” means a statement of work under this Agreement that complies with Section 2.1.
66)	“SOW Term” has the meaning defined in an SOW.
67)	“Subsidiary” means, as to any Person (as defined below), a corporation, limited liability company, joint venture, partnership, trust, association, or other entity in which such Person:

a)

beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profits interest, in the case of a partnership; or

b)	otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body,

where a “Person” is any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority.

68)	“Subsidiary Agreement” means the agreement between Intel Corporation and Intel Subsidiaries dated March 4, 2014, to which Mobileye acceded by an agreement dated August 8, 2017.
69)

“Technology” means all information (including ideas, plans, know-how, data, algorithms, models, discoveries, Inventions, processes, and methods); tangible embodiments (including hardware, devices, machinery, equipment, tools, apparatus, prototypes, samples, and compositions), and works of authorship (including documents, specifications, reports, presentations, software, firmware, RTL code, libraries, databases, compilations, designs, schematics, and photographs), in any format on any media.

70)	“Term” has the meaning given to it in Section 14.1.
71)	“Trade Secret Rights” means all trade secret rights or any analogous right, arising under statutory or common law, anywhere in the world.
72)	“Transitional Radar Technology” means all Technology Created, solely or jointly with Intel Personnel, by:
a)	the Radar Team before the IPO Date; or
b)	any other Mobileye employees, agents, contractors or subcontractors in the course of their work on any MM-wave-based software-defined imaging radar sensor, prior to the IPO Date;

in each case, which is in the Intel Core Field.